July 1, 2003
Contact: Walter Clark
Chief Executive Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 212


FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS FISCAL 2003 RESULTS


MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported a consolidated net loss of $1,224,000 (($0.45) per diluted share) for fiscal 2003, which ended March 31, 2003, compared to a consolidated net profit of $1,278,000 ($0.45 per diluted share) for fiscal 2002. Fiscal 2003's net loss was comprised of $366,000 ($0.13 per diluted share) in earnings from continuing operations, offset by a $1,590,000 (($0.58) per diluted share) loss from discontinued operations

During the fourth quarter of fiscal 2003 the Company decided to dispose of its aviation related parts brokerage and overhaul services through its wholly owned subsidiary, Mountain Aircraft Services, LLC ("MAS"). The Company entered into a letter of intent on June 19, 2003 to sell the business operations of MAS. As detailed in Financial Highlights below, the Company's financial statements have been reclassified to reflect the results of MAS as a discontinued operation.

The Company's continuing operations operate in two business segments, providing overnight air cargo services to the air express delivery sector and aviation ground support equipment products to passenger and cargo airlines, the U.S. Government and airports.

Consolidated revenue from continuing operations decreased $16,731,000 (28.1%) to $42,872,000 for the fiscal year ended March 31, 2003 compared to the prior fiscal year. The decrease in 2003 revenue primarily resulted from a decrease in Global revenue of $17,372,000 (57.2%) to $12,972,000, partially offset by a $641,000 (2.2%) increase in air cargo revenue to $29,899,000 in fiscal 2003.

The business of Global has been adversely affected by reduced orders from commercial airlines and aviation related companies, due principally to the continued severe downturn in the commercial aviation industry, which started in early 2001 and significantly increased after September 11, 2001.

Walter Clark, Chairman and Chief Executive Officer of AirT, commented, "The decision to sell AirT's subsidiary MAS was based on the desire to focus on our air cargo operations and ground support equipment manufacturer.
AirT has a solid customer base in both business segments and we anticipate that these relationships will remain strong in the coming years."

AirT, through its subsidiaries, provides overnight air freight service to the express delivery industry, and manufactures and services aircraft ground service equipment. AirT is one of the largest, small-aircraft air cargo operators in the United States. It currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to obtaining requisite consents from third parties, the parties reaching a definitive agreement to reflect the understanding expressed in the letter of intent and completion of the sale of the business of MAS on these terms. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL HIGHLIGHTS
Restated to reflect the discontinued operations of MAS
(In thousands, except per share data)





                                                  3/31/2003      3/31/2002
Continuing Operations Revenue                $   42,872      $  59,603
Net Earnings from Continuing Operations   $      366      $   2,016
Net Loss from Discontinued Operations     $   (1,590)     $    (738)
Net  (Loss) Earnings                                   $   (1,224)     $   1,278

Net (Loss) Earnings Per Share - Diluted:
Continuing Operations                                  $     0.13      $    0.72
Discontinued Operations                                    (0.58)         (0.27)
Total Net (Loss) Earnings Per Share
       - Diluted                                      $    (0.45)     $    0.45
Average Common Shares Outstanding              2,726          2,789